Exhibit 5.1

[Jones Day Letterhead]

May 31, 2016

TimkenSteel Corporation

1835 Deuber Avenue, SW

Canton, Ohio 44706

Re:	$86,250,000 of 6.00% Convertible Senior Notes due 2021 of TimkenSteel Corporation

Ladies and Gentlemen:

We are acting as counsel for TimkenSteel Corporation, an Ohio corporation (the “Company”), in connection with the issuance and sale of up to $86,250,000 aggregate principal amount of the Company’s 6.00% Convertible Senior Notes due 2021 (the “Convertible Notes”) convertible into cash, the Company’s common shares, without par value (“Common Shares” and, when issued upon conversion of the Convertible Notes, the “Conversion Shares”) or a combination of cash and Conversion Shares, pursuant to the Underwriting Agreement, dated as of May 24, 2016 (the “Underwriting Agreement”), by and between the Company and J.P. Morgan Securities LLC, as representative of the several underwriters listed therein (the “Underwriters”). The Convertible Notes will be issued pursuant to the Indenture, dated as of May 31, 2016 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of May 31, 2016 (together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Convertible Notes constitute valid and binding obligations of the Company.

2. The Conversion Shares initially issuable upon conversion of the Convertible Notes, when issued and delivered upon conversion of the Convertible Notes pursuant to the terms of the Indenture, will be validly issued, fully paid and nonassessable.

For purposes of the opinion expressed in paragraph 1, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Convertible Notes have been duly authenticated by the Trustee in accordance with the Indenture, and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

TimkenSteel Corporation

May 31, 2016

The opinion expressed in paragraph 1 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the laws of the State of Ohio and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-208930) (the “Registration Statement”), filed by the Company to effect the registration of the Convertible Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day